EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Bruce Thomas
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT EXCEEDS EXPECTATIONS ON ACCELERATED
RECOVERY MOMENTUM
First Fiscal Quarter Revenues Grew by 7 Percent and
Core Operating Profit by 95 Percent Sequentially
     NEWPORT BEACH, Calif., Jan. 25, 2006 — Conexant Systems, Inc. (NASDAQ: CNXT), today reported financial results for the first quarter of fiscal 2006, which ended Dec. 31, 2005. Revenues for the first fiscal quarter grew 7.3 percent sequentially to $230.7 million, exceeding the company’s expectations entering the quarter of approximately $225.0 million. The strong leverage in the company’s current operating model was demonstrated as a revenue increase of approximately 7 percent delivered a 95 percent increase in core operating income.
     Conexant presents financial results based on generally accepted accounting principles (GAAP) as well as selected non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data, including the impact of stock-based compensation expense associated with the recent adoption of SFAS No. 123(R).
     First quarter fiscal 2006 revenues of $230.7 million increased 7.3 percent from fourth quarter fiscal 2005 revenues of $214.9 million, and 64.1 percent from $140.6 million in the first quarter of fiscal 2005. Core gross margins in the first quarter of fiscal 2006 increased to 41.6 percent of revenues from 40.3 percent in the prior quarter.
     Core operating expenses increased as expected in the first quarter of fiscal 2006 to $83.1 million from $79.9 million in the prior quarter. This increase was primarily due to employee performance compensation costs associated with the company’s return to core operating profitability. Core operating expenses in the year-ago quarter were $93.0 million.
     Core operating income in the first quarter of fiscal 2006 was $13.0 million, up 95 percent from fourth quarter fiscal 2005 core operating income of $6.7 million. The core operating loss in

Conexant Exceeds Expectations on Accelerated Recovery Momentum	2 of 9
the first quarter of fiscal 2005 was $85.9 million. Core net income for the first quarter of fiscal 2006 was $7.3 million, or $0.02 per diluted share, compared to $0.3 million, or $0.00 per diluted share in the fourth quarter of fiscal 2005. In the first quarter of fiscal 2005, the core net loss was $95.3 million, or $0.20 per diluted share.
     On a GAAP measures basis, gross margins for the first quarter of fiscal 2006 were 41.5 percent of revenues, compared to 40.3 percent in the prior quarter. GAAP operating expenses increased from $99.7 million in the prior quarter to $111.8 million in the first quarter of fiscal 2006, primarily as a result of an $11.0 million increase in stock-based compensation expense associated with the company’s implementation of SFAS No. 123(R). GAAP operating loss was $16.0 million in the first quarter of fiscal 2006 compared to $13.1 million in the previous quarter. GAAP net loss for the first quarter of fiscal 2006 was $24.3 million, or $0.05 per diluted share, compared to GAAP net income of $50.1 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2005, which included a $49.0 million gain on the sale of stock the company held in SiRF Technology Holdings, Inc., and a $22.0 million unrealized gain on the carrying value of warrants to purchase stock of Mindspeed Technologies, Inc. For the first quarter of fiscal 2005, GAAP operating expenses were $130.1 million, GAAP gross margin was 5.1 percent, GAAP operating loss was $122.9 million, and GAAP net loss was $120.7 million, or $0.26 per diluted share.
     “The Conexant team again performed strongly in the first fiscal quarter as we exceeded our expectations on all major financial metrics and accelerated the pace of our overall company recovery,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Coming into the quarter, we expected revenues of approximately $225 million, core gross margins of 40 to 41 percent of revenues, and core operating expenses of $82 million to $83 million. We delivered revenues of $230.7 million, up 7.3 percent sequentially. We improved core gross margins by 130 basis points sequentially to 41.6 percent as we continued to benefit from our gross-margin-improvement initiatives. As anticipated, core operating expenses totaled approximately $83 million for the quarter.
     “Driven by our continuing focus on working-capital management, we generated approximately $30 million of cash from operations during the quarter,” Decker continued. “We added approximately $70 million from our new credit facility, and we exited the December quarter with $466 million in cash, cash equivalents and investments. Excluding the credit-facility impact, we achieved our aggressive target, set a year ago, of exiting calendar 2005 with the same level of cash, cash equivalents and investments that we held at the end of calendar 2004. Days sales

Conexant Exceeds Expectations on Accelerated Recovery Momentum	3 of 9
outstanding improved sequentially from 37 days in the prior quarter to 33 days, and internal inventory was further reduced by $16.5 million sequentially, with inventory turns increasing from 5.4 times in the previous quarter to 6.8 times in the first quarter of fiscal 2006.
     “We are now focusing our efforts on the third and final phase of our recovery plan, which consists of capitalizing on the profit leverage in our current business model to deliver accelerated earnings growth. In this phase, our highest-priority goal is the achievement of double-digit core operating margins before the end of calendar 2006.”
Second Fiscal Quarter 2006 Outlook
     “In consumer electronics markets, which we largely serve, the March quarter is traditionally weaker than the December quarter,” Decker said. “However, our overall demand outlook remains strong, and we expect to grow second fiscal quarter revenues 3 to 5 percent sequentially. We anticipate that core gross margins for the current quarter will be in a range of 41.5 to 42.5 percent of revenues as a result of continued progress in our gross-margin-improvement initiatives, and we expect core operating expenses to increase modestly to $84 million to $85 million, primarily as a result of annual employee salary increases.
     “Demonstrating the continuing leverage in our business model, we anticipate that our 3 to 5 percent sequential revenue growth in the second fiscal quarter will drive an increase in core operating income of approximately 25 percent sequentially,” Decker said. “Finally, we expect our core net income to be $0.02 per share, based on approximately 495 million diluted shares outstanding.”
Note to Editors, Analysts and Investors
     Conexant’s conference call will take place on Wednesday, January 25, 2006, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To listen to the conference call via telephone, dial 866-650-4882 (in the US and Canada) or 706-679-7338 (from other international locations); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-642-1687 (in the US and Canada) or 706-645-9291 (from other international locations); pass code: 4323896.
About Conexant
     Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.
     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug® and HomePNA™. The company also offers

Conexant Exceeds Expectations on Accelerated Recovery Momentum	4 of 9
a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.
     Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $900 million. The company has approximately 2,500 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
     These risks and uncertainties include, but are not limited to: general economic and political conditions and conditions in the markets we address; the substantial losses the company has incurred recently; the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions and product quality; the company’s ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability of our customers to manage inventory; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation and the demands it may place on the time and attention of company management; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
     The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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     Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

Conexant Exceeds Expectations on Accelerated Recovery Momentum	5 of 9
CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	December 31,	September 30,	December 31,
	2005	2005	2004
Net revenues (Note 1)	$230,706	$214,916	$140,621
Cost of goods sold (Note 1)	134,953	128,312	133,465

Gross margin	95,753	86,604	7,156

Operating expenses:
Research and development	64,359	58,634	72,541
Selling, general and administrative	38,601	28,412	30,006
Amortization of intangible assets	7,907	7,920	8,293
Special charges	915	4,715	19,257

Total operating expenses	111,782	99,681	130,097

Operating loss	(16,029)	(13,077)	(122,941)

Interest expense	8,802	8,401	8,431

Other (income) expense, net	(1,276)	(72,046)	(11,186)

Income (loss) before income taxes	(23,555)	50,568	(120,186)

Provision for income taxes	716	487	532

Net income (loss)	$(24,271)	$50,081	$(120,718)

Basic net income (loss) per share	$(0.05)	$0.11	$(0.26)

Diluted net income (loss) per share	$(0.05)	$0.10	$(0.26)

Shares used in basic per-share computation	474,043	472,828	468,369

Shares used in diluted per-share computation	474,043	484,825	468,369

Note 1- Includes $52.9 million of inventory charges during the three months ended December 31, 2004, consisting of $45.0 million of charges for internal inventory and approximately $7.9 million of charges for channel inventory.

Conexant Exceeds Expectations on Accelerated Recovery Momentum	6 of 9
CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	December 31,	September 30,	December 31,
	2005	2005	2004
GAAP cost of goods sold	$134,953	$128,312	$133,465
Stock-based compensation (a)	(298)	—	—

Non-GAAP Core cost of goods sold	$134,655	$128,312	$133,465

GAAP operating expenses	$111,782	$99,681	$130,097
Stock compensation (a)	(14,018)	(3,019)	(2,989)
Transitional salaries and benefits (b)	(217)	(1,207)	(4,335)
IP litigation support costs (c)	(5,657)	(2,875)	(2,197)
Amortization of intangible assets (d)	(7,907)	(7,920)	(8,293)
Special charges (e)	(915)	(4,715)	(19,257)

Non-GAAP Core operating expenses	$83,068	$79,945	$93,026

GAAP operating loss	$(16,029)	$(13,077)	$(122,941)
Cost of goods sold adjustments described above (a).	298	—	—
Operating expense adjustments described above (a-e)	28,714	19,736	37,071

Non-GAAP Core operating income (loss)	$12,983	$6,659	$(85,870)

GAAP net income (loss)	$(24,271)	$50,081	$(120,718)
Cost of goods sold adjustments described above (a).	298	—	—
Operating expense adjustments described above (a-e)	28,714	19,736	37,071
Losses of equity method investments (f)	2,071	2,055	3,089
Unrealized (gain) loss on Mindspeed warrant (g)	4,311	(21,951)	(14,773)
Gain on sale of equity securities (h)	(3,837)	(48,975)	—
Other (i)	—	(633)	—

Non-GAAP Core net income (loss)	$7,286	$313	$(95,331)

Basic net income (loss) per share:
GAAP	$(0.05)	$0.11	$(0.26)

Non-GAAP Core (j)	$0.02	$0.00	$(0.20)

Diluted net income (loss) per share:
GAAP	$(0.05)	$0.10	$(0.26)

Non-GAAP Core (j)	$0.02	$0.00	$(0.20)

See “GAAP to Non-GAAP Core Adjustments” below

Conexant Exceeds Expectations on Accelerated Recovery Momentum	7 of 9
GAAP to Non-GAAP Core Adjustments:
(a) Stock-based compensation expense for the three months ended December 31, 2005 is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R), which we adopted on October 1, 2005. Stock-based compensation expense for the three months ended September 30, 2005 and December 31, 2004 is based on the intrinsic value of acquired or exchanged unvested stock options in business combinations, which is in accordance with previous accounting standards.
(b) Transitional salaries and benefits represent amounts earned by employees who have been notified of their termination as part of the Company’s restructuring activities, from the date of their notification. Included in the amounts for the three months ended December 31, 2005, September 30, 2005 and December 31, 2004 are $9, $151 and $296, respectively, of facilities related costs.
(c) IP litigation support costs related to one of the Company’s intellectual property litigation matters.
(d) Amortization of intangible assets resulting from the Company’s previous business combinations.
(e) Restructuring charges, asset impairments, integration costs and other special items.
(f) Non-operating gains and losses resulting from the Company’s equity method investments.
(g) Non-operating unrealized gains and losses associated with fair value changes in the Company’s ownership of the Mindspeed warrant accounted for as a derivative instrument.
(h) Recognized gains on the sale of investments.
(i) Other gains and losses which are not part of the core on-going operations of the Company.
(j) In periods of non-GAAP core net income, the dilutive effect of stock options and warrants under the treasury stock method has been added to the basic weighted average shares to compute diluted weighted average shares. For the three months ended December 31, 2005 and September 30, 2005, 8,651 and 4,633 shares, respectively, have been added to basic weighted average shares to arrive at diluted weighted average shares for purposes of the non-GAAP core diluted net income per share computations.
Non-GAAP Financial Measures:
The Company has presented non-GAAP cost of goods sold, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted net income (loss) per share, on a basis consistent with its historical presentation to assist investors in understanding the Company’s core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of the Company’s core results of operations with historical periods. The Company is providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Management believes that these are important measures in the evaluation of the Company’s results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
The Company does not present GAAP guidance due to its inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

Conexant Exceeds Expectations on Accelerated Recovery Momentum	8 of 9
CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31,	September 30,	December 31,
	2005	2005	2004
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$299,228	$202,704	$132,326
Marketable securities (Note 2)	115,570	139,306	135,597
Restricted cash	7,500	—	--
Receivables, net	84,586	87,240	92,864
Inventories	78,831	95,329	136,438
Mindspeed warrant-current portion	—	—	5,634
Other current assets	14,910	14,701	17,521

Total current assets	600,625	539,280	520,380
Property, plant and equipment, net	50,322	50,700	53,266
Goodwill	714,786	717,013	714,852
Intangible assets, net	98,803	106,709	128,947
Mindspeed warrant	28,826	33,137	35,737
Marketable securities-long term (Note 2)	51,288	38,485	123,266
Other assets	93,441	96,200	112,936

Total assets	$1,638,091	$1,581,524	$1,689,384

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$196,825	$196,825	$—
Short-term debt	76,568	—	—
Accounts payable	108,041	108,957	89,171
Accrued compensation and benefits	30,085	27,505	44,511
Restructuring and reorganization liabilities	27,171	28,829	28,205
Other current liabilities	64,114	51,308	51,502

Total current liabilities	502,804	413,424	213,389
Long-term debt	515,000	515,000	711,825
Other liabilities	80,177	84,007	64,741

Total liabilities	1,097,981	1,012,431	989,955

Shareholders’ equity	540,110	569,093	699,429

Total liabilities and shareholders’ equity	$1,638,091	$1,581,524	$1,689,384

Note 2- Cash, Cash Equivalents and Marketable Securities

	December 31,	September 30,	December 31,
	2005	2005	2004
Cash and cash equivalents	$299,228	$202,704	$132,326
Other short-term marketable securities (primarily mutual funds, domestic government agencies and corporate debt securities)	84,099	95,902	2,587
Long-term marketable securities (primarily domestic government agencies and corporate debt securities)	51,288	38,485	123,266

Subtotal	434,615	337,091	258,179

Equity securities- Skyworks Solutions, Inc. (6.2
million shares at December 31, 2005, September 30, 2005, and December 31, 2004)	31,471	43,404	58,305
Equity securities- SiRF Technologies, Inc. (zero shares at December 31, 2005 and September 30, 2005 and 5.9 million shares at December 31, 2004)	—	—	74,705

Total cash, cash equivalents and marketable securities	466,086	$380,495	$391,189

Less: Impact of drawdown on line of credit (net of fees and required restricted cash balance)	(68,024)

Total cash, cash equivalents and marketable securities, net of impact of drawdown on line of credit	$398,062

Conexant Exceeds Expectations on Accelerated Recovery Momentum	9 of 9
CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Three Months Ended
	December 31,	September 30,	December 31,
Revenues By Region:	2005	2005	2004

Americas	$19,210	$20,984	$18,439
Asia-Pacific	196,864	181,311	105,472
Europe, Middle East and Africa	14,632	12,621	16,710

	$230,706	$214,916	$140,621

Cash Flow Data:
Depreciation of PP&E	$4,433	$4,540	$4,838
Capital expenditures	$5,780	$5,365	$2,082